Exhibit 10.8

AMENDED AND RESTATED RETRANSMISSION RIGHTS AGENCY AGREEMENT

January 29, 2006

Hearst-Argyle Television, Inc.

888 Seventh Avenue, 27th Floor

New York, New York 10106

Re:  Retransmission Rights Agency Agreement

Ladies/Gentlemen:

This agreement (the “Agreement”) sets forth the mutual agreements between Lifetime  Entertainment Services (“Lifetime”) and Hearst-Argyle Television Inc. (“Hearst” or “HTV”) regarding the negotiation and grant of retransmission consent under the 1992 Cable Act, as amended (the “Cable Act”) to certain cable systems and certain other television distribution facilities as set forth in Appendix A with respect to the broadcast television station(s) set forth in Paragraph 1(b) below hereto (the “Stations”) in connection with carriage agreements for Lifetime’s satellite-delivered programming services. Upon execution by Hearst and Lifetime this Agreement shall replace the Retransmission Rights Agency Agreement dated June 30, 2004 between the parties.

1.                                      GRANT OF AUTHORITY.

(a)                                  Except as otherwise provided for herein, Hearst hereby authorizes Lifetime, during the Term, to conduct negotiations for agreements on Hearst’s behalf and as its agent on an exclusive basis in connection with the grant of retransmission consent rights for the free, over-the-air, video and audio analog and digital broadcast signals of the Stations (but not for any video or audio program or other services offered on an encrypted paid subscription basis or for reuse on a video on demand basis nor any data services other than program-related material as approved by Hearst, which rights shall be retained by Hearst). Retransmission consent rights for the Stations may be offered by Lifetime to the following multichannel video programming distributors (“MVPDs”) listed on Appendix A:  (i) cable television system operators (“Cable Operators”), (ii) satellite distributors (“DBS Operators”), and (iii) SMATV, MDS and MMDS operators (collectively, “Other MVPDs”). Retransmission consent rights for distribution of the Stations by alternate technologies (such as VDSL) may be offered by Lifetime to those MVPDs which are expressly identified on Appendix A as distributing programming by such alternate technologies as of the date of this Agreement (“Current Alternate Technology MVPDs”).

(b)                                 The right to negotiate retransmission consent agreements shall be with MVPDs which own or manage systems or other facilities serving customers located either (i) within the applicable Designated Market Area (as defined by Nielsen Media Research) (“DMA”) of the applicable Station, (ii) to the extent it is within the limits of the MVPD’s compulsory copyright license and authorized by the Station’s program supplier’s rights agreement, outside the DMA, in each community where the applicable Station is “significantly viewed” (as such term may be defined in the rules and regulations of the Federal Communications Commission (“FCC”)) and (iii) to the extent it is within the limits of the MVPD’s compulsory copyright license and authorized by the Station’s program supplier’s rights agreement, outside of such DMA, where the Station has been historically carried. Lifetime hereby agrees to use commercially reasonable efforts to secure on Hearst’s behalf retransmission agreements with MVPDs in accordance with the provisions hereof.

(c)                                  The parties agree that Appendix A shall be deemed amended to include additional Cable Operators and Other MVPDs that:  (i) build or acquire systems that meet the criteria set forth in clauses (b)(i), (b)(ii) and (b)(iii) above subsequent to the date of this Agreement; and (ii) new legal entities resulting from the merger, consolidation or sale of a MVPD. New MVPDs other than Cable Operators that meet the criteria set forth in (b)(i), (b)(ii) and (b)(iii) above will be deemed added to Appendix A unless Hearst notifies Lifetime of its objection to such addition within fifteen days after notice to Hearst from Lifetime of such MVPD’s request for retransmission rights. Notwithstanding anything herein to the contrary, except with respect to those Current Alternate Technology MVPDs expressly identified on Appendix A or otherwise agreed by Hearst pursuant to the procedure set forth in this subsection (c), Lifetime’s authority hereunder shall not include authority to negotiate the retransmission of the Stations on or by the Internet, the worldwide web, telephone or DSL Lines or any other means or methods of distribution other than cable, SMATV, MDS and MMDS.

(d)                                 Notwithstanding anything herein to the contrary, it is agreed that (i) the terms and conditions of a MVPD’s retransmission consent rights agreement for each Station shall be as contained in the Will Carry Agreement executed by Hearst for that Station, and to the extent the terms and conditions of that Will Carry Agreement may be inconsistent with any provision herein, the Will Carry Agreement will control and (ii) if, by September 1, 2005, Lifetime shall not have negotiated a Will Carry Agreement acceptable to Hearst with respect to any Station which, as of the date of this Agreement, is being carried by a MVPD pursuant to an existing election by Hearst for carriage on a “must carry” basis, Hearst may, at its option, elect “must carry” for that Station and that MVPD, and Hearst will give notice thereof to Lifetime.

(e)                                  *

*                 This Paragraph has been redacted pursuant to a request for confidential treatment submitted to the SEC on February 27, 2006.  We have filed the redacted material separately with the SEC.

(f)                                    Except as otherwise set forth in or contemplated by this Agreement, and without limiting the generality of the exclusive grant of authority to Lifetime as set forth in Paragraphs 1(a)  through (1)(e) above during the Term (as defined below), Hearst shall not grant to any other person or entity any right to negotiate any retransmission consent right of Hearst with respect to the Stations for the MVPDs and, subject to its licensee responsibilities under law to control at all times the operation of its Stations, neither Hearst nor any Station shall enter into any retransmission consent agreement with any MVPD, except as otherwise provided for herein.

2.                                      TERM OF AGREEMENT.

(a)                                  Subject to Paragraph 5, the term (“Term”) of Lifetime’s rights to represent Hearst in accordance with the terms of this Agreement  in connection with Hearst’s retransmission consent rights shall expire as of the following dates:  With respect to *                        ; with respect to *                         , with respect to *                          ; with respect to all other Cable Operators and Other MVPDs, *      years after the expiration of the term of the current Will Carry Agreement with the applicable MVPD, but in no event beyond *               . (“*       ” is defined, for purposes of this Agreement, as *                                    or any cable television system, MVPD or other entity owned, managed, controlling or controlled by or under common control with *       , including but not limited to *                                                             )

(b)                                 Notwithstanding the foregoing, the expiration of the Term shall not affect the parties’ respective rights and obligations hereunder with respect to any Will Carry Agreement entered into during the Term to the extent that such Will Carry Agreement expires or terminates subsequent to the expiration or termination of the Term. Expiration of the Term shall not relieve Lifetime of its obligations to make all payments otherwise due to be made to Hearst herein.

(c)                                  Notwithstanding any provision of this Agreement to the contrary, except as otherwise agreed by the parties, Lifetime shall have no  rights to represent Hearst with respect to any extension or renewal of the term of any Will Carry Agreement with any MVPD entered into by Hearst hereunder or with respect to any replacement or successor Will Carry Agreement with any MVPD. Lifetime’s rights to represent Hearst in accordance with the terms of this Agreement in connection with Hearst’s retransmission consent rights with respect to any MVPD shall terminate upon the commencement of the original term of a Will Carry Agreement entered into by Hearst hereunder with that MVPD; provided, however, that Lifetime may represent Hearst with the extension or renewal of the Will Carry Agreement with *                            and *                       for a term which will expire no later than *                 .

3.                                      RETRANSMISSION CONSENT AND NETWORK AGREEMENTS

(a)                                  Retransmission consent for the applicable Station will be granted by Hearst pursuant to the Will Carry Agreement referred to in subsection (b) below to MVPDs who agree to carriage of one or more Networks (which may be pursuant to extensions or renewals of existing Network agreements). Each agreement, extension or renewal between a MVPD and Lifetime for carriage of one or more of the Networks is referred to herein as a “Network Agreement”.

*                 Portions of this agreement have been redacted pursuant to a request for confidential treatment submitted to the SEC February 27, 2006.  We have filed the redacted material separately with the SEC.

(b)                                 In connection with the retransmission consent provisions relating to the Stations to be negotiated by Lifetime, Lifetime will utilize a “Will Carry Agreement” as approved by Hearst for each Cable Operator, each DBS Operator, and each other MVPD. All Will Carry Agreements must be satisfactory to Hearst, including, but not limited to, the extent of analog and digital bandwidth retransmitted, channel carriage, tier placement, restrictions, if any, on program or other content. * Lifetime acknowledges that, unless Hearst agrees otherwise, all Will Carry Agreements will contain provisions regarding channel position, subscriber penetration and manner of carriage rights no less favorable for the Station(s) than the rights such Station(s) would have if it were carried by such Systems pursuant to the “must carry” rules of the FCC. *

(c)                                  *

*                 Portions of this agreement have been redacted pursuant to a request for confidential treatment submitted to the SEC February 27, 2006.  We have filed the redacted material separately with the SEC.

4.                                      COMPENSATION TO HEARST.

(a)                                  Subject to Paragraph 5, for conducting retransmission consent negotiations for the Stations, Hearst will pay Lifetime an annual fee (the “Negotiation Fee”) in the amount of *            on *                        ; a like amount on *                        ; and a like amount on *                        .

(b)                                 In consideration of Hearst’s grant of authority to negotiate retransmission consent rights in connection with one or more executed Network Agreements, Lifetime will pay Hearst:

(i)                                     *

(ii)                                  *

*                 Portions of this agreement have been redacted pursuant to a request for confidential treatment submitted to the SEC February 27, 2006.  We have filed the redacted material separately with the SEC.

(iii)                               *

(iv)                              *

(c)                                  *

5.                                      TERMINATION/EXTENSION OF AUTHORIZATION.

(a)                                  If a Will Carry Agreement with a DBS Operator has not been successfully negotiated within *        following the expiration date of the DBS Operator’s  agreement, as in effect on the date of this Agreement, then the right to negotiate that Will Carry Agreement may revert to Hearst at Hearst’s election and Lifetime shall have no payment obligation as to such DBS Operator, nor shall Hearst have any obligation to Lifetime with respect to such DBS Operator.

(b)                                 If a Will Carry Agreement with a Cable Operator or Other MVPD has not been successfully negotiated within *         following the expiration of the Cable Operator’s or such

*                 Portions of this agreement have been redacted pursuant to a request for confidential treatment submitted to the SEC February 27, 2006.  We have filed the redacted material separately with the SEC.

Other MVPD’s  agreement, as in effect on the date of this Agreement, then the right to negotiate that Will Carry Agreement may revert to Hearst at Hearst’s election and Lifetime shall have no payment obligation as to such Cable Operator or such Other MVPD, nor shall Hearst have any obligation to Lifetime with respect thereto.

6.                                      NO LIABILITY; INDEMNIFICATION.

Neither party shall have any responsibility or liability to the other party in the event that any negotiations authorized hereunder do not result in an agreement, or with respect to the terms or provisions of any agreement with a MVPD entered into in accordance with the terms provided herein. Neither party shall have any liability to the other party in the event of a breach, default or termination of any Network Agreement (including any retransmission consent provisions relating thereto). Each party shall indemnify and hold the other party harmless from and against any and all claims by third parties, and any liabilities, costs and expenses relating thereto, arising from such party’s actions in the performance of this Agreement. The provisions of this Section 6 shall survive termination of this Agreement and/or termination or rescission of the agency authorizations granted herein.

7.                                      NOTICES.

All notices required to be given hereunder shall be given in writing and sent by mail, electronic facsimile device, courier service, express mail service or personally delivered to the respective addresses of Lifetime and Hearst as set forth below (or such other address as such party may designate from time to time by notice to the other):

If to Lifetime:	Lifetime Entertainment Services
2049 Century Park East
Suite 840
Los Angeles, California 90067
Attention: Executive Vice Pres., Distribution and Business Development

with a copy to:	Lifetime Television
309 West 49th Street, 16th Floor
New York, New York 10019
Attention: Senior Vice Pres., Business and Legal Affairs

If to Hearst:	Hearst-Argyle Television, Inc.
888 Seventh Avenue
New York, New York 10106
Attention: Chief Legal Officer

with a copy to:	Hearst-Argyle Television, Inc.
888 Seventh Avenue
New York, New York 10106
Attention: General Counsel

Notice given by mail shall be effective five (5) days after the date of mailing, postage prepaid certified or registered mail; notice by electronic facsimile device shall be effective upon confirmation of receipt; notice by personal delivery, courier service or express mail service shall be effective upon delivery.

8.                                      ASSIGNMENT.

(a)                                  In the event of a transfer of all or substantially all of a party’s assets, this Agreement shall be assigned to the transferee and consent of the other party shall not be required. In all other circumstances, neither party may assign or transfer this Agreement without the prior written consent of the other. An assignment or transfer in violation of this provision shall be null and void ab initio.

(b)                                 Transfer Of Station(s). In the event that Hearst proposes to sell or transfer ownership or control of one or more Stations, Hearst shall notify Lifetime in writing within thirty (30) days after entering into an agreement for such sale or transfer. Upon the consummation of such assignment or transfer, Lifetime’s authority to negotiate retransmission consent rights for that Station(s) shall terminate.

(i)                                     *

(ii)                                  *

9.                                      CONFIDENTIALITY.

Each party agrees not to disclose to any person or entity the existence or terms of this Agreement unless the other party consents to that disclosure in advance except as may be required by law or by the rules of any exchange or market on which Hearst securities are listed. The parties will cooperate in the preparation of any press release regarding this Agreement. Additionally, Lifetime hereby agrees to be bound by any confidentiality provisions of any Will Carry Agreement. Notwithstanding anything to the contrary contained in this Section 9,

*                                         Portions of this agreement have been redacted pursuant to a request for confidential treatment submitted to the SEC February 27, 2006.  We have filed the redacted material separately with the SEC.

Lifetime agrees that: (i) all past public disclosures by Hearst of the terms of this Agreement were made in compliance with the provisions of this Section 9 (and any future disclosures which contain substantially the same information, with adjustments of the dollar amounts to reflect actual payments made by Lifetime to Hearst, will also be deemed to be in compliance with the provisions of this Section 9); (ii) any public disclosures of the terms of this Agreement made on and after the date hereof, substantially in the form attached hereto as Appendix G, comply with the provisions of this Section 9 (it being agreed that such disclosures may contain some or all of the information contained in Appendix G); and (iii) Hearst will file a copy of this Agreement as part of its public reports filed with the Securities and Exchange Commission (“SEC”) and, although Hearst will request confidential treatment for the names of the various MVPDs contained herein and the dollar amounts referred to herein, there can be no assurance that the SEC will not require Hearst to disclose publicly such matters and any such disclosure will be deemed to comply with the provisions of this Section 9.

10.                               GENERAL.

This Agreement shall constitute a valid and binding agreement with respect to all of the matters set forth herein. This Agreement shall be construed in accordance with the internal laws of the State of New York and, where applicable, the rules and regulations of the Federal Communications Commission. Should any part of this Agreement become inconsistent with the rules of the FCC or agreed upon governing law and the parties are not the beneficiaries of an appropriate waiver, that part of the Agreement shall terminate as of the date that such an inconsistency exists, but all other parts of the Agreement shall remain in full force and effect. In such event, the parties shall use their good faith efforts to modify this Agreement so as to conform it with the applicable FCC rule, policy, or law, if possible, while achieving their respective objectives under this Agreement. Lifetime further agrees that the retransmission consent negotiations for each Station will be conducted in accord with all applicable federal and state laws, including 47 C.F.R. §76.64 and §76.65 of the rules of the FCC, a copy of which is attached as Appendix D.

11.                               2000 AGREEMENT; MODIFICATIONS.

All of the obligations of the parties under the March 8, 2000 agreement as extended between the parties (the “2000 Agreement”) are not superseded by this Agreement and shall continue in full force and effect including Lifetime’s obligation to pay Hearst all fees provided for under the 2000 Agreement. Except as otherwise provided for herein, any grant of retransmission consent rights to a MVPD after the date of this Agreement shall be governed by the terms of this Agreement, except that grants of such rights for MVPDs listed on Appendix E through December 31, 2005, shall continue to be governed by the terms of the 2000 Agreement. This Agreement may not be amended or modified except by a writing executed by the parties hereto.

If the foregoing comports with your understanding, please sign and return the enclosed duplicate copy of this letter.

LIFETIME ENTERTAINMENT SERVICES

		By:	/s/ LOUISE HENRY BRYSON

Acknowledged and agreed to
This 31st day of January, 2006

HEARST-ARGYLE TELEVISION, INC.

By:	/s/ STEVEN A. HOBBS
Name:	STEVEN A. HOBBS
Title:	EXECUTIVE VICE PRESIDENT,
CHIEF LEGAL AND DEVELOPMENT OFFICER

APPENDIX A

CABLE OPERATORS

THIS SCHEDULE HAS BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE SEC FEBRUARY 27, 2006.  WE HAVE FILED THE REDACTED MATERIAL SEPARATELY WITH THE SEC.

APPENDIX B

HEARST STATIONS

As of 01/01/06

Call	Channel	City of License	Licensee
KCCI(TV)	8	Des Moines, Iowa	Des Moines Hearst-Argyle Television, Inc.
KCRA-TV	3	Sacramento, California	Hearst-Argyle Stations, Inc.
KCWE-TV	29	Kansas City, Missouri	KCWE-TV, Inc.
KETV(TV)	7	Omaha, Nebraska	KETV Hearst-Argyle Television, Inc.
KHBS(TV)	40	Fort Smith, Arkansas	KHBS Hearst-Argyle Television, Inc.
KHOG-TV	29	Fayetteville, Arkansas	KHBS Hearst-Argyle Television, Inc.
KHVO(TV)	13	Hilo, Hawaii	Hearst-Argyle Stations, Inc.
KITV(TV)	4	Honolulu, Hawaii	Hearst-Argyle Stations, Inc.
KMAU(TV)	12	Wailuku, Hawaii	Hearst-Argyle Stations, Inc.
KMBC-TV	9	Kansas City, Missouri	KMBC Hearst-Argyle Television, Inc.
KOAT-TV	7	Albuquerque, New Mexico	KOAT Hearst-Argyle Television, Inc.
KOCO-TV	5	Oklahoma City, Oklahoma	Ohio/Oklahoma Hearst-Argyle Television, Inc.
KOCT(TV)	6	Carlsbad, New Mexico	KOAT Hearst-Argyle Television, Inc.
KOFT-DT	8	Farmington, New Mexico	KOAT Hearst-Argyle Television, Inc.
KOVT(TV)	10	Silver City, New Mexico	KOAT Hearst-Argyle Television, Inc.
KQCA(TV)	58	Stockton, California	Hearst-Argyle Stations, Inc.
KSBW(TV)	8	Salinas, California	Hearst-Argyle Stations, Inc.
WAPT(TV)	16	Jackson, Mississippi	WAPT Hearst-Argyle Television, Inc.
WBAL-TV	11	Baltimore, Maryland	WBAL-TV Hearst-Argyle Television, Inc.
WCVB-TV	5	Boston, Massachusetts	WCVB Hearst-Argyle Television, Inc.
WDSU(TV)	6	New Orleans, Louisiana	New Orleans Hearst-Argyle Television, Inc.
WESH(TV)	2	Daytona Beach, Florida	Orlando Hearst-Argyle Television, Inc.
WGAL(TV)	8	Lancaster, Pennsylvania	WGAL Hearst-Argyle Television, Inc.
WISN-TV	12	Milwaukee, Wisconsin	WISN Hearst-Argyle Television, Inc.
WLKY-TV	32	Louisville, Kentucky	WLKY Hearst-Argyle Television, Inc.
WLWT(TV)	5	Cincinnati, Ohio	Ohio/Oklahoma Hearst-Argyle Television, Inc.
WMOR-TV	32	Lakeland, Florida	WMOR-TV Company
WMTW-TV	8	Poland Spring, Maine	Hearst-Argyle Properties, Inc.
WMUR-TV	9	Manchester, New Hampshire	Hearst-Argyle Properties, Inc.
WNNE-TV	31	Hartford, Vermont	Hearst-Argyle Stations, Inc.
WPBF(TV)	25	Tequesta, Florida	WPBF-TV Company
WPTZ(TV)	5	North Pole, New York	Hearst-Argyle Stations, Inc.
WTAE-TV	4	Pittsburgh, Pennsylvania	WTAE Hearst-Argyle Television, Inc.
WXII-TV	12	Winston-Salem, North Carolina	WXII Hearst-Argyle Television, Inc.
WYFF(TV)	4	Greenville, South Carolina	WYFF Hearst-Argyle Television, Inc.

APPENDIX C

THIS SCHEDULE HAS BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE SEC FEBRUARY 27, 2006.  WE HAVE FILED THE REDACTED MATERIAL SEPARATELY WITH THE SEC.

APPENDIX C-I

THIS SCHEDULE HAS BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE SEC FEBRUARY 27, 2006.  WE HAVE FILED THE REDACTED MATERIAL SEPARATELY WITH THE SEC.

APPENDIX D

FCC RULES

§ 76.64 Retransmission consent.

(a) After 12:01 a.m. on October 6, 1993, no multichannel video programming distributor shall retransmit the signal of any commercial broadcasting station without the express authority of the originating station, except as provided in paragraph (b) of this section.

(b) A commercial broadcast signal may be retransmitted without express authority of the originating station if—

(1) The distributor is a cable system and the signal is that of a commercial  television station (including a low-power television station) that is being carried pursuant to the Commission’s must-carry rules set forth in § 76.56;

(2) The multichannel video programming distributor obtains the signal of a superstation that is distributed by a satellite carrier and the originating station was a superstation on May 1, 1991, and the distribution is made only to areas outside the local market of the originating station; or

(3) The distributor is a satellite carrier and the signal is transmitted directly to a home satellite antenna, provided that:

(i) The broadcast station is not owned or operated by, or affiliated with, a broadcasting network and its signal was retransmitted by a satellite carrier on May 1, 1991, or

(ii) The broadcast station is owned or operated by, or affiliated with a broadcasting network, and the household receiving the signal is an unserved household.

(c) For purposes of this section, the following definitions apply:

(1) A satellite carrier is an entity that uses the facilities of a satellite or satellite service licensed by the Federal Communications Commission, to establish and operate a channel of communications for point-to-multipoint distribution of television station signals, and that owns or leases a capacity or service on a satellite in order to provide such point-to-multipoint distribution, except to the extent that such entity provides such distribution pursuant to tariff under the Communications Act of 1934, other than for private home viewing;

(2) A superstation is a television broadcast station other than a network station, licensed by the Federal Communications Commission that is secondarily transmitted by a satellite carrier;

(3) An unserved household with respect to a television network is a household that

(i) Cannot receive, through the use of a conventional outdoor rooftop receiving antenna, an over-the-air signal of grade B intensity of a primary network station affiliated with that network, and

(ii) Has not, within 90 days before the date on which that household subscribes, either initially or on renewal, received secondary transmissions by a satellite carrier of a network station affiliated with that network, subscribed to a cable system that provides the signal of a primary network station affiliated with the network.

(4) A primary network station is a network station that broadcasts or rebroadcasts the basic programming service of a particular national network;

(5) The terms “network station,” and “secondary transmission” have the meanings given them in 17 U.S.C. 111(f).

(d) A multichannel video program distributor is an entity such as, but not limited to, a cable operator, a BRS/EBS provider, a direct broadcast satellite service, a television receive-only satellite program distributor, or a satellite master antenna television system operator, that makes available for purchase, by subscribers or customers, multiple channels of video programming.

(e) The retransmission consent requirements of this section are not applicable to broadcast signals received by master antenna television facilities or by direct over-the-air reception in conjunction with the provision of service by a multichannel video program distributor provided that the multichannel video program distributor makes reception of such signals available without charge and at the subscribers option and provided further that the antenna facility used for the reception of such signals is either owned by the subscriber or the building owner; or under the control and available for purchase by the subscriber or the building owner upon termination of service.

(f) Commercial television stations are required to make elections between retransmission consent and must-carry status according to the following schedule:

(1) The initial election must be made by June 17, 1993.

(2) Subsequent elections must be made at three year intervals; the second election must be made by October 1, 1996 and will take effect on January 1, 1997; the third election must be made by October 1, 1999 and will take effect on January 1, 2000, etc.

(3) Television stations that fail to make an election by the specified deadline will be deemed to have elected must carry status for the relevant three-year period.

(4) New television stations and stations that return their analog spectrum allocation and broadcast in digital only shall make their initial election any time between 60 days prior to commencing broadcast and 30 days after commencing broadcast or commencing broadcasting in digital only; such initial election shall take effect 90 days after it is made.

(5) Television broadcast stations that become eligible for must carry status with respect to a cable system or systems due to a change in the market definition may, within 30 days of the effective date of the new definition, elect must-carry status with respect to such system or systems. Such elections shall take effect 90 days after they are made.

(g) If one or more franchise areas served by a cable system overlaps with one or more franchise areas served by another cable system, television broadcast stations are required to make the same election for both cable systems.

(h) On or before each must-carry/retransmission consent election deadline, each television broadcast station shall place copies of all of its election statements in the station’s public file, and shall send via certified mail to each cable system in the station’s defined market a copy of the station’s election statement with respect to that operator.

(i) Notwithstanding a television station’s election of must-carry status, if a cable operator proposes to retransmit that station’s signal without according the station must-carry rights (i.e., pursuant to § 76.56(e)), the operator must obtain the station’s express authority prior to retransmitting its signal.

(j) Retransmission consent agreements between a broadcast station and a multichannel video programming distributor shall be in writing and shall specify the extent of the consent being granted, whether for the entire signal or any portion of the signal. This rule applies for either the analog or the digital signal of a television station.

(k) A cable system commencing new operation is required to notify all local commercial and noncommercial broadcast stations of its intent to commence service. The cable operator must send such notification, by certified mail, at least 60 days prior to commencing cable service. Commercial broadcast stations must notify the cable system within 30 days of the receipt of such notice of their election for either must-carry or retransmission consent with respect to such new cable system. If the commercial broadcast station elects must-carry, it must also indicate its channel position in its election statement to the cable system. Such election shall remain valid for the remainder of any three-year election interval, as established in § 76.64(f)(2). Noncommercial educational broadcast stations should notify the cable operator of their request for carriage and their channel position. The new cable system must notify each station if its signal quality does not meet the standards for carriage and if any copyright liability would be incurred for the carriage of such signal. Pursuant to § 76.57(e), a commercial broadcast station which fails to respond to such a notice shall be deemed to be a must-carry station for the remainder of the current three-year election period.

(l) Exclusive retransmission consent agreements are prohibited. No television broadcast station shall make or negotiate any agreement with one multichannel video programming distributor for carriage to the exclusion of other multichannel video programming distributors. This paragraph shall terminate at midnight on December 31, 2009.

(m) A multichannel video programming distributor providing an all-band FM radio broadcast service (a service that does not involve the individual processing of specific broadcast signals) shall obtain retransmission consents from all FM radio broadcast stations that are included on the service that have transmitters located within 92 kilometers (57 miles) of the receiving antenna for such service. Stations outside of this 92 kilometer (57 miles) radius shall be presumed not to be carried in an all-band reception mode but may affirmatively assert retransmission consent rights by providing 30 days advance notice to the distributor.

Note 1 to § 76.64: Section 76.1608 provides notification requirements for a cable system that changes its technical configuration in such a way as to integrate two formerly separate cable systems.

[58 FR 17363, April 2, 1993; 58 FR 53429, Oct. 15, 1993; 59 FR 62345, Dec. 5, 1994; 65 FR 15575, March 23, 2000; 65 FR 53615, Sept. 5, 2000; 66 FR 16553, March 26, 2001; 66 FR 48981, Sept. 25, 2001; 67 FR 17015, April 9, 2002; 69 FR 72045, Dec. 10, 2004; 70 FR 40224, July 13, 2005]

§ 76.65 Good faith and exclusive retransmission consent complaints.

(a) Duty to negotiate in good faith. Television broadcast stations and multichannel video programming distributors shall negotiate in good faith the terms and conditions of retransmission consent agreements to fulfill the duties established by section 325(b)(3)(C) of the Act; provided, however, that it shall not be a failure to negotiate in good faith if:

(1) The television broadcast station proposes or enters into retransmission consent agreements containing different terms and conditions, including price terms, with different multichannel video programming distributors if such different terms and conditions are based on competitive marketplace considerations; or

(2) The multichannel video programming distributor enters into retransmission consent agreements containing different terms and conditions, including price terms, with different broadcast stations if such different terms and conditions are based on competitive marketplace considerations. If a television broadcast station or multichannel video programming distributor negotiates in accordance with the rules and procedures set forth in this section, failure to reach an agreement is not an indication of a failure to negotiate in good faith.

(b) Good faith negotiation.

(1) Standards. The following actions or practices violate a broadcast television station’s or multichannel video programming distributor’s (the “Negotiating Entity”) duty to negotiate retransmission consent agreements in good faith:

(i) Refusal by a Negotiating Entity to negotiate retransmission consent;

(ii) Refusal by a Negotiating Entity to designate a representative with authority to make binding representations on retransmission consent;

(iii) Refusal by a Negotiating Entity to meet and negotiate retransmission consent at reasonable times and locations, or acting in a manner that unreasonably delays retransmission consent negotiations;

(iv) Refusal by a Negotiating Entity to put forth more than a single, unilateral proposal;

(v) Failure of a Negotiating Entity to respond to a retransmission consent proposal of the other party, including the reasons for the rejection of any such proposal;

(vi) Execution by a Negotiating Entity of an agreement with any party, a term or condition of which, requires that such Negotiating Entity not enter into a retransmission consent agreement with any other television broadcast station or multichannel video programming distributor; and

(vii) Refusal by a Negotiating Entity to execute a written retransmission consent agreement that sets forth the full understanding of the television broadcast station and the multichannel video programming distributor.

(2) Totality of the circumstances. In addition to the standards set forth in § 76.65(b)(1), a Negotiating Entity may demonstrate, based on the totality of the circumstances of a particular retransmission consent negotiation, that a television broadcast station or multichannel video programming distributor breached its duty to negotiate in good faith as set forth in § 76.65(a).

(c) Good faith negotiation and exclusivity complaints. Any television broadcast station or multichannel video programming distributor aggrieved by conduct that it believes constitutes a violation of the regulations set forth in this section or § 76.64(l) may commence an adjudicatory proceeding at the Commission to obtain enforcement of the rules through the filing of a complaint. The complaint shall be filed and responded to in accordance with the procedures specified in § 76.7.

(d) Burden of proof. In any complaint proceeding brought under this section, the burden of proof as to the existence of a violation shall be on the complainant.

(e) Time limit on filing of complaints. Any complaint filed pursuant to this subsection must be filed within one year of the date on which one of the following events occurs:

(1) A complainant enters into a retransmission consent agreement with a television broadcast station or multichannel video programming distributor that the complainant alleges to violate one or more of the rules contained in this subpart; or

(2) A television broadcast station or multichannel video programming distributor engages in retransmission consent negotiations with a complainant that the complainant alleges to violate one or more of the rules contained in this subpart, and such negotiation is unrelated to any existing contract between the complainant and the television broadcast station or multichannel video programming distributor; or

(3) The complainant has notified the television broadcast station or multichannel video programming distributor that it intends to file a complaint with the Commission based on a request to negotiate retransmission consent that has been denied, unreasonably delayed, or unacknowledged in violation of one or more of the rules contained in this subpart.

(f) Termination of rules. This section shall terminate at midnight on December 31, 2009.

[65 FR 15575, March 23, 2000; 68 FR 52127, Sept. 2, 2003; 70 FR 40224, July 13, 2005]

§ 76.66 Satellite broadcast signal carriage.

(a) Definitions—

(1) Satellite carrier. A satellite carrier is an entity that uses the facilities of a satellite or satellite service licensed by the Federal Communications Commission, and operates in the Fixed-Satellite Service under part 25 of title 47 of the Code of Federal Regulations or the Direct Broadcast Satellite Service under part 100 of title 47 of the Code of Federal Regulations, to establish and operate a channel of communications for point-to-multipoint distribution of television station signals, and that owns or leases a capacity or a service on a satellite in order to provide such point-to-multipoint distribution, except to the extent that such entity provides such distribution pursuant to tariff under the Communications Act of 1934, other than for private home viewing.

(2) Secondary transmission. A secondary transmission is the further transmitting of a primary transmission simultaneously with the primary transmission.

(3) Subscriber. A subscriber is a person who receives a secondary transmission service from a satellite carrier and pays a fee for the service, directly or indirectly, to the satellite carrier or to a distributor.

(4) Television broadcast station. A television broadcast station is an over-the-air commercial or noncommercial television broadcast station licensed by the Commission under subpart E of part 73 of title 47, Code of Federal Regulations, except that such term does not include a low-power or translator television station.

(5) Television network. For purposes of this section, a television network is an entity which offers an interconnected program service on a regular basis for 15 or more hours per week to at least 25 affiliated broadcast stations in 10 or more States.

(6) Local-into-local television service. A satellite carrier is providing local-into-local service when it retransmits a local television station signal back into the local market of that television station for reception by subscribers.

(b) Signal carriage obligations.

(1) Each satellite carrier providing, under section 122 of title 17, United States Code, secondary transmissions to subscribers located within the local market of a television broadcast station of a primary transmission made by that station, shall carry upon request the signals of all television broadcast stations located within that local market, subject to section 325(b) of title 47, United States Code, and other paragraphs in this section.

(2) A satellite carrier that offers multichannel video programming distribution service in the United States to more than 5,000,000 subscribers shall, no later than December 8, 2005, carry upon request the signal originating as an analog signal of each television broadcast station that is located in a local market in Alaska or Hawaii; and shall, no later than June 8, 2007, carry upon request the signals originating as digital signals of each television broadcast station that is located in a local market in Alaska or Hawaii. Such satellite carrier is not required to carry the signal originating as analog after commencing carriage of digital signals on June 8, 2007. Carriage of signals originating as digital signals of each television broadcast station that is located in a local market in Alaska or Hawaii shall include the entire free over-the-air signal, including multicast and high definition digital signals.

(c) Election cycle. In television markets where a satellite carrier is providing local-into-local service, a commercial television broadcast station may elect either retransmission consent, pursuant to section 325 of title 47 United States Code, or mandatory carriage, pursuant to section 338, title 47 United States Code.

(1) The first retransmission consent-mandatory carriage election cycle shall be for a four-year period commencing on January 1, 2002 and ending December 31, 2005.

(2) The second retransmission consent-mandatory carriage election cycle, and all cycles thereafter, shall be for a period of three years (e.g. the second election cycle commences on January 1, 2006 and ends at midnight on December 31, 2008).

(3) A commercial television station must notify a satellite carrier, by July 1, 2001, of its retransmission consent-mandatory carriage election for the first election cycle commencing January 1, 2002.

(4) Except as provided in paragraphs (c)(6), (d)(2) and (d)(3) of this section, local commercial television broadcast stations shall make their retransmission consent-mandatory carriage election by October 1st of the year preceding the new cycle for all election cycles after the first election cycle.

(5) A noncommercial television station must request carriage by July 1, 2001 for the first election cycle and must renew its carriage request at the same time a commercial television station must make its retransmission consent-mandatory carriage election for all subsequent cycles.

(6) A commercial television broadcast station located in a local market in Alaska or Hawaii shall make its retransmission consent-mandatory carriage election by October 1, 2005, for carriage of its signal that originates as an analog signal for carriage commencing on December 8, 2005, and by April 1, 2007, for its signal that originates as a digital signal for carriage commencing on June 8, 2007 and ending on December 31, 2008. For analog and digital signal carriage cycles commencing after December 31, 2008, such stations shall follow the election cycle in paragraphs (c)(2) and (4). A noncommercial television broadcast station located in a local market in Alaska or Hawaii must request carriage by October 1, 2005, for carriage of its signal that originates as an analog signal for carriage commencing on December 8, 2005, and by April 1, 2007, for its signal that originates as a digital signal for carriage commencing on June 8, 2007 and ending on December 31, 2008.

(d) Carriage procedures—

(1) Carriage requests.

(i) An election for mandatory carriage made by a television broadcast station shall be treated as a request for carriage. For purposes of this paragraph concerning carriage procedures, the term election request includes an election of retransmission consent or mandatory carriage.

(ii) An election request made by a television station must be in writing and sent to the satellite carrier’s principal place of business, by certified mail, return receipt requested.

(iii) A television station’s written notification shall include the:

(A) Station’s call sign;

(B) Name of the appropriate station contact person;

(C) Station’s address for purposes of receiving official correspondence;

(D) Station’s community of license;

(E) Station’s DMA assignment; and

(F) For commercial television stations, its election of mandatory carriage or retransmission consent.

(iv) Within 30 days of receiving a television station’s carriage request, a satellite carrier shall notify in writing:

(A) Those local television stations it will not carry, along with the reasons for such a decision; and

(B) Those local television stations it intends to carry.

(v) A satellite carrier is not required to carry a television station, for the duration of the election cycle, if the station fails to assert its carriage rights by the deadlines established in this section.

(2) New local-into-local service.

(i) A new satellite carrier or a satellite carrier providing local service in a market for the first time after July 1, 2001, shall inform each television broadcast station licensee within any local market in which a satellite carrier proposes to commence carriage of signals of stations from that market, not later than 60 days prior to the commencement of such carriage

(A) Of the carrier’s intention to launch local-into-local service under this section in a local market, the identity of that local market, and the location of the carrier’s proposed local receive facility for that local market;

(B) Of the right of such licensee to elect carriage under this section or grant retransmission consent under section 325(b);

(C) That such licensee has 30 days from the date of the receipt of such notice to make such election; and

(D) That failure to make such election will result in the loss of the right to demand carriage under this section for the remainder of the 3-year cycle of carriage under section 325.

(ii) Satellite carriers shall transmit the notices required by paragraph (d)(2)(i) of this section via certified mail to the address for such television station licensee listed in the consolidated database system maintained by the Commission.

(iii) A satellite carrier with more than five million subscribers shall provide the notice as required by paragraphs (d)(2)(i) and (ii) of this section to each television broadcast station located in a local market in Alaska or Hawaii, not later than March 1, 2007 with respect to carriage of digital signals; provided, further, that the notice shall also describe the carriage requirements pursuant to 47 U.S.C. 338(a)(4), and paragraph (b)(2) of this section.

(iv) A satellite carrier shall commence carriage of a local station by the later of 90 days from receipt of an election of mandatory carriage or upon commencing local-into-local service in the new television market.

(v) Within 30 days of receiving a local television station’s election of mandatory carriage in a new television market, a satellite carrier shall notify in writing: Those local television stations it will not carry, along with the reasons for such decision, and those local television stations it intends to carry.

(3) New television stations.

(i) A television station providing over-the-air service in a market for the first time on or after July 1, 2001, shall be considered a new television station for satellite carriage purposes.

(ii) A new television station shall make its election request, in writing, sent to the satellite carrier’s principal place of business by certified mail, return receipt requested, between 60 days prior to commencing broadcasting and 30 days after commencing broadcasting. This written notification shall include the information required by paragraph (d)(1)(iii) of this section.

(iii) A satellite carrier shall commence carriage within 90 days of receiving the request for carriage from the television broadcast station or whenever the new television station provides over-the-air service.

(iv) Within 30 days of receiving a new television station’s election of mandatory carriage, a satellite carrier shall notify the station in writing that it will not carry the station, along with the reasons for such decision, or that it intends to carry the station.

(4) Television broadcast stations must send election requests as provided in paragraphs (d)(1), (2), and (3) of this section on or before the relevant deadline.

(5) Elections in Markets in which Significantly Viewed Signals are Carried.

(i) Beginning with the election cycle described in § 76.66(c)(2), the retransmission of significantly viewed signals pursuant to § 76.54 by a satellite carrier that provides local-into-local service is subject to providing the notifications to stations in the market pursuant to paragraphs (d)(5)(i)(A) and (B) of this section, unless the satellite carrier was retransmitting such signals as of the date these notifications were due.

(A) In any local market in which a satellite carrier provided local-into-local service on December 8, 2004, at least 60 days prior to any date on which a station must make an election under paragraph (c) of this section, identify each affiliate of the same television network that the carrier reserves the right to retransmit into that station’s local market during the next election cycle and the communities into which the satellite carrier reserves the right to make such retransmissions;

(B) In any local market in which a satellite carrier commences local-into-local service after December 8, 2004, at least 60 days prior to the commencement of service in that market, and thereafter at least 60 days prior to any date on which the station must thereafter make an election under § 76.66(c) or (d)(2), identify each affiliate of the same television network that the carrier reserves the right to retransmit into that station’s local market during the next election cycle.

(ii) A television broadcast station located in a market in which a satellite carrier provides local-into-local television service may elect either retransmission consent or mandatory carriage for each county within the station’s local market if the satellite carrier provided notice to the station, pursuant to paragraph (d)(5)(i) of this section, that it intends to carry during the next election cycle, or has been carrying on the date notification was due, in the station’s local market another affiliate of the same network as a significantly viewed signal pursuant to § 76.54.

(iii) A television broadcast station that elects mandatory carriage for one or more counties in its market and elects retransmission consent for one or more other counties in its market pursuant to paragraph (d)(5)(ii) of this section shall conduct a unified negotiation for the entire portion of its local market for which retransmission consent is elected.

(iv) A television broadcast station that receives a notification from a satellite carrier pursuant to paragraph (d)(5)(i) of this section with respect to an upcoming election cycle may choose either retransmission consent or mandatory carriage for any portion of the 3-year election cycle that is not covered by an existing retransmission consent agreement.

(e) Market definitions.

(1) A local market, in the case of both commercial and noncommercial television broadcast stations, is the designated market area in which a station is located, and

(i) In the case of a commercial television broadcast station, all commercial television broadcast stations licensed to a community within the same designated market area within the same local market; and

(ii) In the case of a noncommercial educational television broadcast station, the market includes any station that is licensed to a community within the same designated market area as the noncommercial educational television broadcast station.

(2) A designated market area is the market area, as determined by Nielsen Media Research and published in the 1999-2000 Nielsen Station Index Directory and Nielsen Station Index United States Television Household Estimates or any successor publication. In the case of areas outside of any designated market area, any census area, borough, or other area in the State of Alaska that is outside of a designated market area, as determined by Nielsen Media Research, shall be deemed to be part of one of the local markets in the State of Alaska.

(3) A satellite carrier shall use the 1999-2000 Nielsen Station Index Directory and Nielsen Station Index United States Television Household Estimates to define television markets for the first retransmission consent-mandatory carriage election cycle commencing on January 1, 2002 and ending on December 31, 2005. The 2003-2004 Nielsen Station Index Directory and Nielsen Station Index United States Television Household Estimates shall be used for the second retransmission consent-mandatory carriage election cycle commencing January 1, 2006 and ending December 31, 2008, and so forth for each triennial election pursuant to this section. Provided, however, that a county deleted from a market by Nielsen need not be subtracted from a market in which a satellite carrier provides local-into-local service, if that county is assigned to that market in the 1999-2000 Nielsen Station Index Directory or any subsequent issue of that publication. A satellite carrier may determine which local market in the State of Alaska will be deemed to be the relevant local market in connection with each subscriber in an area in the State of Alaska that is outside of a designated market, as described in paragraph (e)(2) of this section.

(4) A local market includes all counties to which stations assigned to that market are licensed.

(f) Receive facilities.

(1) A local receive facility is the reception point in each local market which a satellite carrier designates for delivery of the signal of the station for purposes of retransmission.

(2) A satellite carrier may establish another receive facility to serve a market if the location of such a facility is acceptable to at least one-half the stations with carriage rights in that market.

(3) Except as provided in 76.66(d)(2), a satellite carrier providing local-into-local service must notify local television stations of the location of the receive facility by June 1, 2001 for the first election cycle and at least 120 days prior to the commencement of all election cycles thereafter.

(4) A satellite carrier may relocate its local receive facility at the commencement of each election cycle. A satellite carrier is also permitted to relocate its local receive facility during the course of an election cycle, if it bears the signal delivery costs of the television stations affected by such a move. A satellite carrier relocating its local receive facility must provide 60 days notice to all local television stations carried in the affected television market.

(g) Good quality signal.

(1) A television station asserting its right to carriage shall be required to bear the costs associated with delivering a good quality signal to the designated local receive facility of the satellite carrier or to another facility that is acceptable to at least one-half the stations asserting the right to carriage in the local market.

(2) To be considered a good quality signal for satellite carriage purposes, a television station shall deliver to the local receive facility of a satellite carrier either a signal level of -45dBm for UHF signals or -49dBm for VHF signals at the input terminals of the signal processing equipment.

(3) A satellite carrier is not required to carry a television station that does not agree to be responsible for the costs of delivering a good quality signal to the receive facility.

(h) Duplicating signals.

(1) A satellite carrier shall not be required to carry upon request the signal of any local television broadcast station that substantially duplicates the signal of another local television broadcast station which is secondarily transmitted by the satellite carrier within the same local market, or the signals of more than one local commercial television broadcast station in a single local market that is affiliated with a particular television network unless such stations are licensed to communities in different States.

(2) A satellite carrier may select which duplicating signal in a market it shall carry.

(3) A satellite carrier may select which network affiliate in a market it shall carry.

(4) A satellite carrier is permitted to drop a local television station whenever that station meets the substantial duplication criteria set forth in this paragraph. A satellite carrier must add a television station to its channel line-up if such station no longer duplicates the programming of another local television station.

(5) A satellite carrier shall provide notice to its subscribers, and to the affected television station, whenever it adds or deletes a station’s signal in a particular local market pursuant to this paragraph.

(6) A commercial television station substantially duplicates the programming of another commercial television station if it simultaneously broadcasts the identical programming of another station for more than 50 percent of the broadcast week.

(7) A noncommercial television station substantially duplicates the programming of another noncommercial station if it simultaneously broadcasts the same programming as another noncommercial station for more than 50 percent of prime time, as defined by § 76.5(n), and more than 50 percent outside of prime time over a three month period, Provided, however, that after three noncommercial television stations are carried, the test of duplication shall be whether more than 50 percent of prime time programming and more than 50 percent outside of prime time programming is duplicative on a non-simultaneous basis.

(i) Channel positioning.

(1) No satellite carrier shall be required to provide the signal of a local television broadcast station to subscribers in that station’s local market on any particular channel number or to provide the signals in any particular order, except that the satellite carrier shall retransmit the signal of the local television broadcast stations to subscribers in the stations’ local market on contiguous channels.

(2) The television stations subject to this paragraph include those carried under retransmission consent.

(3) All local television stations carried under mandatory carriage in a particular television market must be offered to subscribers at rates comparable to local television stations carried under retransmission consent in that same market.

(4) Within a market, no satellite carrier shall provide local-into-local service in a manner that requires subscribers to obtain additional equipment at their own expense or for an additional carrier charge in order to obtain one or more local television broadcast signals if such equipment is not required for the receipt of other local television broadcast signals.

(5) All television stations carried under mandatory carriage, in a particular market, shall be presented to subscribers in the same manner as television stations that elected retransmission consent, in that same market, on any navigational device, on-screen program guide, or menu provided by the satellite carrier.

(j) Manner of carriage.

(1) Each television station carried by a satellite carrier, pursuant to this section, shall include in its entirety the primary video, accompanying audio, and closed captioning data contained in line 21 of the vertical blanking interval and, to the extent technically feasible, program-related material carried in the vertical blanking interval or on subcarriers. For noncommercial educational television stations, a satellite carrier must also carry any program-related material that may be necessary for receipt of programming by persons with disabilities or for educational or language purposes. Secondary audio programming must also be carried. Where appropriate and feasible, satellite carriers may delete signal enhancements, such as ghost-canceling, from the broadcast signal and employ such enhancements at the local receive facility.

(2) A satellite carrier, at its discretion, may carry any ancillary service transmission on the vertical blanking interval or the aural baseband of any television broadcast signal, including, but not limited to, multichannel television sound and teletext.

(k) Material degradation. Each local television station whose signal is carried under mandatory carriage shall, to the extent technically feasible and consistent with good engineering practice, be provided with the same quality of signal processing provided to television stations electing retransmission consent. A satellite carrier is permitted to use reasonable digital compression techniques in the carriage of local television stations.

(l) Compensation for carriage.

(1) A satellite carrier shall not accept or request monetary payment or other valuable consideration in exchange either for carriage of local television broadcast stations in fulfillment of the mandatory carriage requirements of this section or for channel positioning rights provided to such stations under this section, except that any such station may be required to bear the costs associated with delivering a good quality signal to the receive facility of the satellite carrier.

(2) A satellite carrier may accept payments from a station pursuant to a retransmission consent agreement.

(m) Remedies.

(1) Whenever a local television broadcast station believes that a satellite carrier has failed to meet its obligations under this section, such station shall notify the carrier, in writing, of the alleged failure and identify its reasons for believing that the satellite carrier failed to comply with such obligations.

(2) The satellite carrier shall, within 30 days after such written notification, respond in writing to such notification and comply with such obligations or state its reasons for believing that it is in compliance with such obligations.

(3) A local television broadcast station that disputes a response by a satellite carrier that it is in compliance with such obligations may obtain review of such denial or response by filing a complaint with the Commission, in accordance with § 76.7 of title 47, Code of Federal Regulations. Such complaint shall allege the manner in which such satellite carrier has failed to meet its obligations and the basis for such allegations.

(4) The satellite carrier against which a complaint is filed is permitted to present data and arguments to establish that there has been no failure to meet its obligations under this section.

(5) The Commission shall determine whether the satellite carrier has met its obligations under this section. If the Commission determines that the satellite carrier has failed to meet such obligations, the Commission shall order the satellite carrier to take appropriate remedial action. If the Commission determines that the satellite carrier has fully met the requirements of this section, it shall dismiss the complaint.

(6) The Commission will not accept any complaint filed later than 60 days after a satellite carrier, either implicitly or explicitly, denies a television station’s carriage request.

[66 FR 7430, Jan. 23, 2001; 66 FR 34581, 34582, June 29, 2001; 66 FR 49135, Sept. 26, 2001; 70 FR 21670, April 27, 2005; 70 FR 48295, Aug. 17, 2005; 70 FR 51668, Aug. 31, 2005; 70 FR 53079, Sept. 7, 2005]

APPENDIX E

MVPDS FOR WHICH GRANTS OF RETRANSMISSION CONSENT THROUGH DECEMBER 31, 2005 SHALL BE GOVERNED BY THE 2000 AGREEMENT

THIS SCHEDULE HAS BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE SEC FEBRUARY 27, 2006.  WE HAVE FILED THE REDACTED MATERIAL SEPARATELY WITH THE SEC.

APPENDIX F

SAMPLE LIFETIME SUBSCRIBER COUNT

AND PAYMENT LANGUAGE

THIS SCHEDULE HAS BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE SEC FEBRUARY 27, 2006.  WE HAVE FILED THE REDACTED MATERIAL SEPARATELY WITH THE SEC.

APPENDIX G

SAMPLE DISCLOSURE LANGUAGE

THIS SCHEDULE HAS BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE SEC FEBRUARY 27, 2006.  WE HAVE FILED THE REDACTED MATERIAL SEPARATELY WITH THE SEC.